Exhibit 10.17

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”) is made as of August 1, 2021 between Siebert Financial Corporation, a New York corporation (“Guarantor”) and National Financial Services LLC, a Delaware limited liability company (“NFS”). NFS and Guarantor are referred to collectively herein as the “Parties” and each individually herein as a “Party.”

WHEREAS, Muriel Siebert & Co., Inc. (“Correspondent”) is a wholly-owned subsidiary of Guarantor;

WHEREAS, Correspondent and NFS are parties to a Fully Disclosed Clearing Agreement, dated May 14, 2009 (including all attachments, exhibits, amendments and schedules thereto, the “Clearing Agreement”);

WHEREAS, NFS and Correspondent have agreed to enter into an amendment to the Clearing Agreement (“Clearing Agreement Amendment”) that, among other things, provides for (1) the extension of the term of the Clearing Agreement for an additional four (4) year period commencing on August 1, 2021 and ending on July 31, 2025 (“Clearing Agreement Termination Date”); and (2) the payment by NFS of a business development credit in the amount of $3,000,000 to Correspondent or, at Correspondent’s instruction, to Guarantor; and (3) the payment by Correspondent of an Early Termination Fee (as defined in the Clearing Agreement) upon the occurrence of an Early Termination Fee Trigger (as defined in the Clearing Agreement);

NOW THEREFORE, in consideration of NFS entering into the Clearing Agreement Amendment and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and NFS hereby agree as follows:

1. This Guaranty shall be effective as of the date first set forth above and remain in place until all outstanding obligations of Guarantor hereunder have been paid or performed in full. This Guaranty remains in effect notwithstanding any amendment, extension or restatement of the Clearing Agreement.

2. Guarantor understands and acknowledges the obligations of Correspondent under the Clearing Agreement, as amended by the Clearing Agreement Amendment, including without limitation, Correspondent’s obligation to pay an Early Termination Fee upon the occurrence of an Early Termination Fee Trigger. Correspondent hereby unconditionally and irrevocably guarantees to NFS and its affiliates and their respective successors and assigns, the full and prompt payment of the Early Termination Fee in the event such Early Termination Fee becomes due under the terms and conditions of the Clearing Agreement (the “Guaranteed Obligation”).

3. Guarantor hereby agrees that it shall pay all amounts related to the Guaranteed Obligation upon demand by NFS. Prior to making such demand on Guarantor, NFS shall make commercially reasonable efforts to collect the Early Termination Fee from Correspondent. Any delay by NFS in making such demand shall in no way affect Guarantor’s obligations hereunder.

4. Guarantor waives any notice of default on the part of Correspondent and agrees that its guarantee shall become absolute without necessity of giving such notice or any other formality (including presentment, notice of dishonor, protest, or notice of acceptance of this Guaranty) with respect to any liabilities under this Guaranty. Without limiting the generality of the foregoing, Guarantor agrees that the obligations of Guarantor hereunder shall not be released or discharged, in whole or in part, as a result of or otherwise affected by any rescissions, waivers, amendments, restatements or modifications of any of the terms or provisions of the Clearing Agreement.

5. If for any reason Correspondent has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligation, the obligations of Guarantor hereunder shall nevertheless be binding on Guarantor to the same extent as if Guarantor at all times had been the principal obligor of all such Guaranteed Obligation.

6. Guarantor hereby represents, warrants and covenants to NFS that (a) this Guaranty is within Guarantor’s corporate authority, has been duly authorized and constitutes the valid, binding and enforceable obligation of Guarantor, except to the extent that the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and complies with applicable laws; (b)it has the necessary corporate power and authority to execute and deliver this Guaranty and perform the obligations hereunder; and (c) such execution, delivery and performance do not contravene any provisions of its articles of incorporation, by-laws, or any agreement or instruments in which it is a party.

7. This Guaranty shall inure to the benefit of any successor of NFS and shall be binding on any successor of Guarantor (including any successor by merger, consolidation, sale of all or substantially all of the assets or by any similar transaction). This Guaranty shall be governed by and construed in accordance with the Commonwealth of Massachusetts without giving effect to its conflict of laws. Except as otherwise provided in this Section 7 with respect to successors, the Guarantor and NFS do not intend the benefits of this Guaranty to inure to the benefit of any third party and no third party shall have any right or entitlement under this Guaranty.

8. For the purposes of any and all notices, consents, directions, approvals, restrictions, requests or other communications required or permitted to be delivered hereunder, NFS’ address shall be:

National Financial Services LLC

c/o FMR LLC Legal Department

200 Seaport Blvd, ZW9A

Boston, MA 02109

and Guarantor’s address shall be:

Siebert Financial Corporation

120 Wall Street

New York, NY 10005

Attention: Andrew H. Reich, Chief Financial Officer

Either Party may provide such notice by sending written notice by registered or certified mail, return receipt requested, or by overnight traceable mail. Either Party may change its address for notice purposes by providing such written notice of the new address to the other Party. Any notices, consents, directions, approvals, restrictions, requests or other communications provided under this provision shall be effective upon receipt.

9. In the event of a dispute between NFS and Guarantor regarding the terms of this Guaranty, such dispute shall be settled by arbitration in accordance with the rules then prevailing at the Financial Industry Regulatory Authority (“FINRA”), provided however that if FINRA declines jurisdiction over the dispute, it shall be decided through the arbitration facilities provided by any United States securities self-regulatory organization or securities exchange of which the entity against whom the claim is made is a member and designates. However, in the event that the arbitration facilities provided through a self-regulatory organization or securities exchange decline jurisdiction over the dispute, NFS and Guarantor agree that such dispute shall be settled by arbitration in Boston, MA in accordance with the rules of the American Arbitration Association under its Commercial Arbitration Rules and Mediation Procedures. Such designation of the rules of a United States self-regulatory organization, the United States securities exchange, or the American Arbitration Association is not integral to the underlying agreement to arbitrate. Any final award rendered by such arbitrators shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.

10. Nothing contained herein is intended to, or shall, waive, revoke, amend, or otherwise modify any of the terms or conditions of the Clearing Agreement or the schedules and exhibits thereto, each of which remain in full force and effect. Further, NFS expressly reserves, and does not waive its rights under the Clearing Agreement and exhibits thereto.

11. This Agreement may be executed in one or more counterparts, and each of which when so executed shall be an original but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Guaranty effect as of the date first set forth above.

NATIONAL FINANCIAL SERVICES LLC		SIEBERT FINANCIAL CORPORATION

By:	/s/ Lynn McLachlan	By:	/s/ Andrew H. Reich

Name:	Lynn McLachlan	Name:	Andrew H. Reich

Title:	Vice President	Title:	Chief Financial Officer